                                                   FILING FEE- 75.00 TS
                                                   REC. #C56543
                                                   NEVADA MANHATTAN MINING, INC.
                                                   24007 VENTURA BLVD. #260
                                                   CALABASSA, CA 91302
                                                   ATTN: CHRISTOPHER D. MICHAELS

                                 ARTICLE OF AMENDMENT
[STAMP]
                                          OF

                            NEVADA MANHATTAN MINING, INC.

     Pursuant to Nevada Statutes, Nevada Manhattan Mining, Inc. adopts the following Article of Amendment to its Articles of Incorporation:

     1.   The name of the corporation is Nevada Manhattan Mining, Inc.

     2. The following Amendment of the Articles of Incorporation was adopted by the stockholders of the corporation on May 7, 1990 in the manner prescribed by the laws of the State of Nevada and the Articles of Incorporation of Nevada Manhattan Mining, Inc.

     3. That Article I of the Articles of Incorporation filed on March 4, 1987, and amended on August 19, 1988, should be amended by amending the first Article to read as follows:

     "The name of the corporation is Tome Capital, Inc."

     4. The number of shares of Nevada Manhattan Mining, Inc. outstanding at the time of such adoption was Two Million (2,000,000) shares and the number of shares entitled to vote thereon was Two Million (2,000,000) shares and there is no other class of share or security authorized by the corporation other than common.

     5. The corporation at the time of the stockholders meeting had outstanding Two Million (2,000,000) shares entitled to vote on said proposal. At said shareholders meeting 1,055,000 shares voted in favor of changing the name of the corporation to Tome Capital, Inc. with no shares voting against the proposal; all shares are of one kind and class.


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     6.    Executed by the undersigned President and Secretary of Nevada
Manhattan Mining, Inc. in duplicate on the 28 day of June, 1990.


BY: /s/ CHRISTOPHER MICHAELS
    -----------------------------------
    CHRISTOPHER MICHAELS/PRESIDENT


BY: /s/ JEFFREY STEVEN KRAMER
    -----------------------------------
    JEFFREY STEVEN KRAMER/SECRETARY


                                * * * * * * * *

STATE OF CALIFORNIA   )
                      )SS
COUNTY OF LOS ANGELES )

     I, Rosanne Knippenberg, a Notary Public, hereby certify that on the 28 day of June, 1990, personally appeared before me Christopher Michaels and Jeffrey Steven Kramer, who being by me first duly sworn, severally declared that they are the President and Secretary of Nevada Manhattan Mining, Inc. and that they are the persons who signed the foregoing Articles of Amendment as Officers of Nevada Manhattan Mining, Inc. and that the statements therein contained are true.


                                       /s/ Rosanne Knippenberg
                                       ------------------------------------
                                       NOTARY PUBLIC
                                       Residing at Newbury Park, California

My Commission Expires

March 22, 1991